Exhibit 99.1

November 10, 2006	Contact Information:
For immediate release	Standard Aero Holdings, Inc
Investor_relations@standardaero.com
Standard Aero Holdings, Inc. Report of Third Quarter Results
San Antonio, Texas — November 10, 2006
Standard Aero Holdings, Inc. (Standard Aero) today announced its summary financial results for the third quarter ended September 30, 2006.
“Although our revenues in the third quarter were off 1% from last year, cash generation has improved as we have reduced our senior debt by over $30 million year to date. Year to date sales have increased over last year as our Enterprise Services and regional jet businesses continue to grow, offsetting the expected softness in military T56 activity” stated David Shaw, CEO of Standard Aero Holdings Inc. “With the Kelly Aviation Center, L.P. agreement for T56 depot maintenance now in place, we expect a further decline in revenues for this contract beginning in the fourth quarter. As we have since 1998, we remain committed to supporting Kelly Aviation Center as an important and valued customer.”
Mr. Shaw added, “We continue to bid new work across all of our engine lines and have seen promising developments with foreign and domestic militaries and are actively pursuing CF34 maintenance contracts to add to our existing orderbook.”
Revenues for the three months ended September 30, 2006 were $196.1 million, a decrease of $2.2 million or 1% compared to the three months ended September 30, 2005. This change was driven by a $9.5 million decrease in revenue from our Aviation MRO operating segment. A decrease in our revenues from the T56 military business was partially offset by an increase in our regional airline turboprop and general aviation revenues during the period. Revenue in our Enterprise Services business, increased $7.3 million reflecting revenues under our subcontract agreements with Battelle to provide redesign services to the United States Air Force at Tinker Air Force Base in Oklahoma City, Oklahoma and Hill Air Force Base in Ogden, Utah.
Income from operations was $15.0 million for the three months ended September 30, 2006, compared to income from operations of $17.0 million for the three months ended September 30, 2005. The decline in income from operations is primarily due to decreased revenues in our Aviation MRO business, a charge for losses under a fixed price per engine utilization contract, adverse change related to foreign exchange offset by expense reductions. Net income for the three months ended September 30, 2006 was $5.7 million as compared to $4.2 million for the three months ended September 30, 2005. Adjusted EBITDA, as defined by our senior secured credit agreement, was $26.2 million for the three months ended September 30, 2006 compared to Adjusted EBITDA of $26.8 million for the three months ended September 30, 2005.
Revenues for the nine months ended September 30, 2006 were $582.3 million, an increase of $24.8 million or 4% compared to the nine months ended September 30, 2005.
Income from operations for the nine months ended September 30, 2006 was $47.5 million compared to $47.4 million for the nine months ended September 30, 2005. Net income for the nine months ended September 30, 2006 increased to $16.7 million from $13.9 million for the nine months ended September 30, 2005. Adjusted EBITDA was $74.2 million for the nine months ended September 30, 2006, an increase of 3% compared to Adjusted EBITDA of $71.8 million for the nine months ended September 30, 2005.

At September 30, 2006, total indebtedness was $440.0 million and cash on hand was $1.2 million. Net capital expenditures during the nine months ended September 30, 2006 were $7.7 million, compared to $13.2 million during the nine months ended September 30, 2005. We made optional prepayments under the term loan portion of our senior credit facilities of $10.0 million and $30.0 million during the three months and nine months ended September 30, 2006, respectively.
Adjusted EBITDA
Information concerning Adjusted EBITDA has been included because Standard Aero uses this measure to evaluate its compliance with covenants under its senior secured credit agreement. Standard Aero also believes that Adjusted EBITDA provides useful information regarding its ability to service and incur debt. Adjusted EBITDA is not a recognized term under generally accepted accounting principles (GAAP), and should not be considered in isolation or as an alternative to net income, net cash provided by operating activities or other measures prepared in accordance with GAAP. Additionally, Adjusted EBITDA is not intended to be an indicator of free cash flow available for management’s discretionary use, as it does not consider certain cash requirements such as capital expenditures, tax payments and debt service requirements. Adjusted EBITDA is not necessarily comparable to similarly titled measures reported by other companies. A reconciliation of Adjusted EBITDA to net income is provided below.
Third Quarter 2006 Conference Call
Standard Aero Holdings, Inc will hold its third quarter 2006 conference call on Wednesday, November 15, 2006 at 2:00 pm (New York City time). Call in details are as follows: 1-800-729-6173 reservation number 21309491.
A replay of the call will be available from 4:00 pm (New York City time) on November 15, 2006 until 23:59 pm (New York City time) on November 22, 2006 by calling 1-800-558-5253, reservation number 21309491.
About Standard Aero Holdings, Inc.
Standard Aero is one of the world’s largest independent providers of repair and overhaul services for small gas turbine engine and engine accessories. Standard Aero performs repair and overhaul on Rolls-Royce, General Electric, Pratt & Whitney Canada and Honeywell engines used in regional airlines, business aviation, military and government aircraft and in industrial applications. Standard Aero applies specialized MRO process redesign concepts to both its operations and those of its customers, providing the tools and training to drive profitable growth and improved business performance.
Information in this release may involve guidance, expectations, beliefs, plans, intentions or strategies regarding the future. These forward-looking statements involve risks and uncertainties. All forward-looking statements included in this release are based upon information available to Standard Aero Holdings, Inc. as of the date of the release, and Standard Aero Holdings, Inc. assumes no obligation to update any such forward-looking statements. The statements in this release are not guarantees of future performance and actual results could differ materially from current expectations. Numerous factors could cause or contribute to such differences, many of which are beyond the company’s control.

Standard Aero Holdings, Inc.
Condensed Consolidated Statement of Operations
(unaudited)

	Three months ended
	September 30, 2006	September 30, 2005
(In thousands)

Revenues	$196,083	$198,267
Operating expenses
Cost of revenues	170,432	163,452
Selling, general and administrative expense	8,506	12,302
Amortization of intangible assets	2,146	2,346
Restructuring costs	—	3,215

Total operating expenses	181,084	181,315

Income from operations	14,999	16,952
Interest expense	9,929	9,072

Income before income taxes	5,070	7,880
Income tax expense (benefit)	(608)	3,685

Net income	$5,678	$4,195

	Nine months ended
	September 30, 2006	September 30, 2005
(In thousands)

Revenues	$582,252	$557,462
Operating expenses
Cost of revenues	492,484	461,818
Selling, general and administrative expense	35,817	37,806
Amortization of intangible assets	6,438	7,238
Restructuring costs	—	3,215

Total operating expenses	534,739	510,077

Income from operations	47,513	47,385
Interest expense	28,956	26,894

Income before income taxes	18,557	20,491
Income tax expense	1,862	6,592

Net income	$16,695	$13,899

Standard Aero Holdings, Inc.
Condensed Consolidated Balance Sheet
(unaudited)

(In thousands)	September 30, 2006	December 31, 2005

Assets
Current assets
Cash and cash equivalents	$1,234	$24,056
Cash and cash equivalents (restricted)	29,303	—
Accounts receivable (less allowance for doubtful accounts of $2,526 and $2,987 at September 30, 2006 and December 31, 2005, respectively)	130,513	120,456
Inventories	150,375	134,011
Prepaid expenses and other current assets	6,535	7,668
Income taxes receivable	2,223	3,811
Deferred income taxes	2,404	2,407

Total current assets	322,587	292,409

Deferred finance charges	15,936	18,272
Deferred income taxes	9,735	7,920
Property, plant and equipment, net	133,421	136,968
Intangible assets, net	186,460	195,168
Goodwill	189,909	192,301

Total assets	$858,048	$843,038

Liabilities and stockholder’s equity
Current liabilities
Accounts payable	$89,885	$75,301
Other accrued liabilities	17,417	29,197
Due to related party	3,940	3,940
Unearned revenue	51,224	14,196
Accrued warranty provision	4,176	3,986
Income taxes payable	4,376	9,323
Current portion of long-term debt	6	2,574

Total current liabilities	171,024	138,517

Deferred income taxes	68,272	72,542
Long-term debt	440,013	470,000

Total liabilities	679,309	681,059

Stockholder’s equity
Common Stock (1,000 shares, par value $0.01)	—	—
Additional paid in capital	215,000	215,000
Accumulated deficit	(36,387)	(53,082)
Accumulated other comprehensive income	126	61

Total stockholder’s equity	178,739	161,979

Total liabilities and stockholder’s equity	$858,048	$843,038

Standard Aero Holdings, Inc.
Condensed Consolidated Statement of Cash Flows
(unaudited)

	Nine months Ended September 30,
(In thousands)	2006	2005

Operating activities

Net income for the period	$16,695	$13,899
Adjustments to reconcile net income to net cash provided by (used in) operating activities
Depreciation and amortization	19,443	18,694
Amortization of deferred finance charges	2,336	2,356
Deferred income taxes	(6,082)	1,035
Loss on disposal of property, plant and equipment	509	48
Foreign exchange (gain) loss	(940)	566
Changes in assets and liabilities
Accounts receivable, net	(10,057)	(6,613)
Inventories	(16,364)	840
Prepaid expenses and other current assets	1,588	1,040
Accounts payable and other current liabilities	10,719	(33,443)
Income taxes payable and receivable	(967)	(4,259)

Net cash provided by (used in) operating activities	16,880	(5,567)

Investing activities
Acquisitions of property, plant and equipment	(4,156)	(7,054)
Proceeds from disposals of property, plant, and equipment	18	51
Acquisition of rental assets	(12,414)	(13,040)
Proceeds from disposals of rental assets	8,855	6,828

Net cash used in investing activities	(7,697)	(13,215)

Financing activities
Repayment of term loan and other	(32,555)	(16,243)
Increase in revolving credit facility	—	8,000
Change in due to related party	—	6,185

Net cash used in financing activities	(32,555)	(2,058)

Effect of exchange rate changes on cash and cash equivalents	550	(566)

Net decrease in cash and cash equivalents	(22,822)	(21,406)

Cash and cash equivalents — Beginning of period	24,056	27,891

Cash and cash equivalents — End of period	$1,234	$6,485

Standard Aero Holdings, Inc.
Reconciliation of Net Income to Adjusted EBITDA
(unaudited)
Our Adjusted EBITDA is calculated as follows:

	Three months ended		Nine months ended
	September 30,	September 30,	September 30,	September 30,
(In millions)	2006	2005	2006	2005

Net income	5.7	4.2	16.7	13.9
Add:
Depreciation and amortization	6.5	5.7	19.4	19.0
Interest expense,net	9.9	9.1	29.0	26.9
(Benefit) provision for income taxes	(0.6)	3.7	1.9	6.6
Management fee	0.4	0.4	1.1	1.1
Other (1)	4.3	3.7	6.1	4.3

Adjusted EBITDA	26.2	26.8	74.2	71.8

(1)	Standard Aero incurred $6.1 million in costs associated with a charge under a fixed price per engine utilization contract, professional fees and other costs associated with the KAC contractual review and a charge for the write down of a fixed asset during the nine month period ended September 30, 2006 and $4.3 million in costs associated with the exchange offer of our senior subordinated notes and severance costs during the period ended September 30, 2005.